PRACTUS

JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

March 29, 2023

WP Trust

127 NW 13th Street, Suite 13

Boca Raton, FL 33432

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the WP Large Cap Income Plus Fund, a series portfolio of the WP Trust (the “Trust”), which is included in Post-Effective Amendment No. 33 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-206306), and Amendment No. 36 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23086), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (913) 660-0778 or John.Lively@practus.com.

Regards,

/s/ John H. Lively

On behalf of Practus, LLP